Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 30, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Allscripts-Misys Healthcare Solutions, Inc.’s Annual Report on Form 10-K for the year ended May 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
June 9, 2010